Exhibit 10.4

CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is entered into and effective June 1st 2021(the “Effective Date”) by and between Kyle Chiang (“Consultant”), an individual located at [**] and LogicBio Therapeutics, Inc. (“LogicBio”) with offices located at 65 Hayden Avenue, Floor 2, Lexington, MA 02421, USA. Consultant and LogicBio shall be referred to individually as a “Party” and together as the “Parties”.

1.	Description of Consulting Services. Consultant is hereby retained by LogicBio to perform the consulting services (the “Services”) as further described in Exhibit A attached hereto.

A.	Performance of Services. Consultant shall perform the Services:

i.	Personally without resort to any delegate or assignee without the prior written permission of LogicBio;

ii.	In conformity with generally accepted professional standards; and

iii.

In compliance with all applicable laws and regulations, including the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act and the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions.

B.	Representations and Warranties. Consultant represents and warrants:

i.	Consultant has no authority (and shall not hold itself/himself/herself out as having authority) to bind LogicBio without prior written authorization;

ii.

Consultant is not affiliated with the U.S. Department of Veterans Affairs, the National Institutes of Health or any other federal, state, or local government institution, or, if Consultant is so affiliated, Consultant has provided a signed acknowledgement form of an authorized official from said institution before executing this Agreement;

iii.	There is no conflict of interest in Consultant providing the Services and Consultant will ensure that no such conflict arises during the term of this Agreement;

iv.

That neither Consultant (i) has ever been and is not currently debarred, suspended, or excluded from, or proposed for debarment, suspension, or exclusion from, the practice of medicine in any country and has not been disciplined by any regulatory or professional body, or (ii) has ever been convicted of, or is currently charged with, a crime relating to the regulation of or handling of any drug products. Consultant will promptly notify LogicBio in writing if a notice of debarment or conviction is received or if Consultant is charged with such a crime.

2.	Compensation and Payment.

A.	In consideration for Consultant’s performance of the Services, LogicBio shall pay Consultant fees specified in in Exhibit A attached hereto.

B.

Consultant acknowledges and agrees that LogicBio shall only be responsible for paying transaction-based taxes, such as sales taxes, if such taxes are applicable or imposed by a relevant taxing authority on payments made to Consultant pursuant to this Agreement. Consultant further acknowledges and agrees that Consultant is solely responsible for the payment of all other U.S. or ex-U.S. taxes, such as income tax, gross receipts tax, and foreign withholding tax, imposed on account of payment of fees made to the Consultant pursuant to this Agreement. Consultant expressly agrees to treat any compensation or fees earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

C.

In accordance with LogicBio’s expense reimbursement policies and procedures, LogicBio shall reimburse Consultant for authorized, documented and reasonable travel and other direct out-of- pocket expenses incurred by Consultant during the performance of the Services under this Agreement.

D.	Invoices shall be submitted to [**]@logicbio.com and be made payable within thirty (30) days receipt.

3.	Confidentiality.

A.

In the course of performing the Services, Consultant may be given, or have access to, confidential, proprietary, non-public information (“Confidential Information”) of LogicBio or its affiliates (collectively, the “LogicBio Group”).

B.

Consultant hereby agrees to use such Confidential Information solely to render the Services pursuant to this Agreement and shall not use or disclose the Confidential Information, to any person or third party.

C.

Consultant shall not publish, nor submit for publication, any document describing, resulting from, or otherwise related to the performance of the Services without obtaining LogicBio Group’s prior written consent.

D.

Consultant shall keep confidential the existence of this Agreement and the terms of this Agreement. Consultant agrees not to identify LogicBio Group in any of Consultant’s marketing materials, lists of clients or for any other purpose whatsoever without LogicBio Group’s prior written consent.

E.	Consultant’s obligations under this Section 3 shall not apply to any Confidential Information that

(i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 3, (ii) is approved for release by written authorization of an officer of the LogicBio Group, (iii) at the time of disclosure is, or thereafter becomes, available to the Consultant from a third-party source on a non-confidential basis, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Consultant by any legal, fiduciary or contractual obligation, (iv) was known by or in the possession of the Consultant, as established by documentary evidence, prior to being disclosed by or on behalf of the LogicBio Group in connection with the Services, or (v) was or is independently developed by Consultant, as established by documentary evidence, without reference to or use of, in whole or in part, any Confidential Information. If the Consultant is required by law or regulation to disclose any Confidential Information, the Consultant shall: (x) notify the LogicBio Group as promptly as practicable in writing of such requirement so that the LogicBio Group may seek a protective order or other appropriate remedy, (y) furnish only that portion of the Confidential Information which the Consultant is legally required to disclose, in accordance with advice of counsel, and (z) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. The Consultant shall, at the sole expense of the LogicBio Group, cooperate with the LogicBio Group in its efforts to obtain a protective order or reliable assurance that only the designated portion of the Confidential Information shall be disclosed.

F.

At any time, upon request by LogicBio Group, or immediately on the expiration or earlier termination of this Agreement, whichever event occurs first, Consultant shall return to LogicBio all originals and copies of Confidential Information, including, but not limited to, any files, notes, memoranda, documents, records, analyses, any and all excerpts or other similar items, whether in written, electronic or other format.

G.

Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information identified as a trade secret by LogicBio shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under applicable law.

4.

Intellectual Property. Consultant hereby assigns all existing and future inventions, discoveries, trademarks, copyrights, information, data, concepts, reports, innovations or other intellectual property (collectively, “Intellectual Property”) arising from Consultant’s performance of the Services or through use of any Confidential Information. During the term of this Agreement and thereafter, Consultant agrees to cooperate fully with, and assist the LogicBio Group in filing, prosecuting patent, trademark and/or copyright applications and otherwise protecting the LogicBio Group’s rights to the Intellectual Property described in this Section 4.

5.

Independent Contractor. LogicBio and Consultant agree that Consultant’s status under this Agreement shall be that of an independent contractor and that Consultant is not an agent or employee of LogicBio. Consultant acknowledges and agrees that Consultant is not entitled to any medical benefits, paid time off, tax withholding or other benefits routinely provided to employees.

6.	Term and Termination.

A.

The term of this Agreement shall take effect on the Effective Date and shall continue for six (6) months from the Effective Date when it will automatically expire, unless the Parties mutually agree to extend the term in writing.

B.

Either Party may terminate this Agreement immediately upon written notice to the other Party if said other Party commits a material breach of any term hereof which is not cured to the satisfaction of the non-breaching Party within fifteen (15) days of written notice of said breach.

C.

LogicBio may terminate this Agreement at any time upon fifteen (15) days’ prior written notice to Consultant. During such notice period, Consultant shall continue to perform the Services unless otherwise requested by LogicBio.

D.	The provisions of Sections 3, 4, 7, 8, 10 and 12 shall survive any termination or expiration of this Agreement.

7.

Liability and Indemnification. LogicBio shall not be liable for any loss, injury or damage incurred by Consultant or by a third party as a result of Consultant’s performance of the Services, including any loss, injury or damage resulting from the negligent or willful act or omission by Consultant. Consultant shall indemnify and hold LogicBio harmless from any liability, loss, cost and expense (including attorneys’ fees and costs) incurred by LogicBio as a result of Consultant’s negligent acts or omissions or breach of this Agreement.

8.	Privacy.

A.

Personal Information. “Personal Information” means any information that is processed under this Agreement that identifies or that, together or in connection with other information, can be uniquely linked to an individual.

B.	Consultant Obligations.

i.

Consultant represents, warrants and covenants his/her collection, access, use, storage, disposal and disclosure of any Personal Information does and will comply with all applicable privacy and data protection laws.

ii.

Consultant shall process Personal Information in accordance with the LogicBio’s written instructions and only as necessary to carry out his or her obligations pursuant to this Agreement, or as required by applicable law.

iii.	Consultant shall take reasonable and appropriate measures to protect Personal Information from loss, misuse and unauthorized access, disclosure, alteration and destruction.

iv.

In the event that Consultant discloses Personal Information to a third party, Consultant shall enter into an agreement with such third parties that includes terms consistent with the terms of this Addendum.

v.

Consultant will notify the LogicBio as soon as practicable, but no later than twenty-four(24) hours after Consultant becomes aware that the security, confidentiality or integrity of Personal Information has been compromised and Consultant will fully cooperate with the LogicBio to comply with any obligations that arise from the unauthorized access of the Personal Information.

vi.

In the event that Consultant receives an access request, inquiry or complaint from the data subject, Consultant shall not respond without, and then only in accordance with, the prior written approval of the LogicBio, unless required by applicable law. Consultant shall promptly carry out any request from the LogicBio to amend, transfer, or delete, or to provide the LogicBio with a copy of the Personal Information, in whole or in part.

vii.

When Personal Information collected by Consultant under the terms of this contract is no longer necessary for the performance of services under this contract, Consultant shall securely destroy or, the LogicBio’s written request, return to the LogicBio or its designee all Personal Information in Consultant’s possession, custody or control, unless prohibited by applicable law.

viii.

Consultant shall notify the LogicBio if it determines that he or she can no longer meet his or her obligations under this Article 8 and, at the LogicBio’s direction, cease processing Personal Information.

ix.	Consultant shall comply with the terms of this Article 8 for as long as he/she is in possession of Personal Information.

C.	Cross-Border Transfers of Personal Information. Personal Information Consultant provides to the LogicBio, its affiliates or vendors acting on their behalf may be transferred to countries which may not provide the same level of protection of Personal Information as the one in which Consultant resides. LogicBio will handle Personal Information in accordance with the LogicBio’s policies and applicable law regardless of where Personal Information is processed.

D.	Consultant Consent and Privacy Information.

i.

Consultant is hereby informed that LogicBio and vendors acting on its behalf in order to assist with the Consultant services provided hereunder may collect, use, store and disclose Consultant’s Personal Information provided under this Agreement for the purpose of complying to their obligations under this Agreement and applicable law.

ii.	Consultant can exercise his/her right to request access to Personal Information him/herself by contacting the LogicBio at [**]@logicbio.com.

iii.	Questions or complaints regarding the processing of Personal Information can be sent to [**]@logicbio.com. Complaints can also be made to the competent supervisory authority.

iv.	Personal Information collected and processed for purposes of this Agreement shall be processed and stored by the LogicBio for as long as is necessary to fulfill the purposes of this Agreement.

9.

Notice and Notification. Any notice required or permitted to be given hereunder by either Party hereunder can be sent by email and confirmed in writing and will be deemed given on the date received if delivered personally or five (5) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following address:

LogicBio Therapeutics, Inc.
65 Hayden Avenue, Floor 2
Lexington, MA 02421
Attn: [**]@logicbio.com

With a copy to:	LogicBio Therapeutics, Inc.
65 Hayden Avenue, Floor 2
Lexington, MA 02421
Attn: General Counsel
Email: [**]@logicbio.com

10.	Agreements of Consultant.

A.

During the term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly, in any manner solicit or induce for employment any person who is then in the employment of LogicBio.

B.

If Consultant breaches the above Paragraph A of this Section 10, Consultant shall, on demand, pay to LogicBio a sum equal to three (3) month’s basic salary or the fee that would have been payable by LogicBio to that employee, worker or independent contractor for a three (3) month period plus the recruitment costs incurred by LogicBio replacing such person.

11.	Amendments. This Agreement may not be amended except in writing signed by duly authorized representatives of both Parties.

12.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law thereof. Any legal suit, action, or proceeding relating to this Agreement shall be instituted in the courts of Boston, Massachusetts.

13.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties relating to it subject matter and cancels and supersedes any prior or contemporaneous discussions, agreements, representations, warranties, and other communications between them.

14.

Compliance with U.S. Securities Laws. Each Party acknowledges that it is aware that U.S. securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company under obligations of confidentiality from purchasing or selling securities of such company, or from communicating such information to any other person. Each Party hereby agrees and undertakes to comply with any such provisions, to the extent and where applicable.

The foregoing is acknowledged, understood and agreed to effective as of the Effective Date as evidenced by execution of an authorized representative of each Party in the spaces below.

Kyle Chiang		LogicBio Therapeutics, Inc.

By:	/s/Kyle Chiang	By:	/s/Frederic Chereau

Name:	Kyle Chiang	Name:	Frederic Chereau

Date:	June 3rd, 2021	Title:	CEO

		Date:	June 4, 2021

Exhibit A

1.	Description of Consulting Services: Consultant shall provide the following services to LogicBio:

Assist with transitional matters relating to consultant’s duties as a former employee.

2.

Compensation: In consideration for the Services performed by Consultant under this Agreement, LogicBio shall compensate Consultant one dollar ($1) per hour for the first 5 hours billed in a calendar month, at a rate of two hundred fifty dollars ($250) per hour for hours greater than 5 hours and up to 10 hours in a calendar month and at a rate of five hundred dollars ($500) per hour for hours greater than 10 hours in a calendar month. Consultant shall not work nor be compensated for more than 20 hours per month.

3.	LogicBio Representative: Fred Chereau, [**], [**]@logicbio.com